Exhibit 99.1

SBT Bancorp, Inc. Reports Third Quarter 2016 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--October 27, 2016--SBT Bancorp, Inc., (OTCQX: SBTB), holding company for The Simsbury Bank & Trust Company, Inc., today announced net income of $431 thousand or $0.32 basic and $0.32 diluted earnings per share for the quarter ended September 30, 2016, compared to a net income of $327 thousand or $0.37 basic and $0.37 diluted earnings per share for the quarter ended September 30, 2015.

Net interest and dividend income for the third quarter increased $418 thousand or 14.2% as compared to the third quarter of 2015 due to growth in the Bank’s commercial and consumer loan portfolios. Gain on sale of loans increased 43.8% to $607 thousand compared to the quarter ended September 30, 2015. Noninterest income increased $269 thousand compared to the quarter ended September 30, 2015, and noninterest expenses increased $344 thousand as the Bank continues to invest in its three primary business lines of Commercial, Retail and Mortgage Banking.

“We are very pleased to report improved earnings for the third quarter of 2016 resulting from commercial loan growth and growth in mortgage gain on sale fueled by our capital raise last fall,” said Simsbury Bank President & CEO Martin J. Geitz. “Most of our balance sheet growth came from a 42.9% increase in commercial loans since the end of the prior year. Our mortgage business reported solid gain on sale revenue growth of 43.8% when compared to the third quarter of 2015. We also continue to be pleased with the performance of our West Hartford branch since its grand opening in May of this year.”

Key highlights for quarter ended September 30, 2016 compared to quarter ended September 30, 2015 included:

  Net Income increased 22% from the prior year’s third quarter.
  Total revenue, consisting of net interest and dividend income plus noninterest income, increased $687 thousand or 17.7% above the prior year’s third quarter.
  Net interest and dividend income for the quarter increased 14.2% to $3.4 million.
  Provision for loan losses totaled $305 thousand for the quarter due to loan growth, and the allowance for loan losses at September 30, 2016 was 0.92% of total loans.
  Gain on sale of mortgages increased $185 thousand, or 43.8%, for the quarter ended September 30, 2016.
  Net loans grew $88.2 million or 29.0%.
  Commercial loan balances increased $68.9 million or 79.4% compared to the quarter ended September 30, 2015.
  Consumer loans grew $21.4 million driven by the purchase of a $9.5 million portfolio of refinanced student loans in the second quarter of 2016 and the purchase of a $9.3 million portfolio of refinanced student loans in the third quarter of 2016.
  Total deposits increased $57.9 million or 15.4%, driven by increases in Demand Deposits of $12.9 million, Savings and Now deposits of $38.4 million, and Time Deposits of $6.6 million.

On September 30, 2016, gross loans outstanding were $396 million, an increase of $88.9 million, or 29.0% over a year ago. Commercial loans grew by $68.9 million or 79.4% and consumer loans grew by $21.4 million or 127.9%. Residential mortgage loans decreased by $149 thousand or 0.1% as the Company’s focus is to sell qualifying residential loans in the secondary market.

The Company’s allowance for loan losses at September 30, 2016 was 0.92% of total gross loans. The Company had non-accrual loans totaling $3.1 million or 0.77% of total loans on September 30, 2016, compared to non-accrual loans totaling $4.0 million or 1.30% of total loans a year ago. Total non-accrual and delinquent loans on September 30, 2016 was 0.90% of loans outstanding compared to 1.46% on September 30, 2015.

Total deposits on September 30, 2016 were $433 million, an increase of $57.9 million or 15.4% over a year ago primarily due to an increase in savings and NOW deposits of $38.4 million and a $12.9 million increase in demand deposit accounts. At quarter-end, 30% of total deposits were in non-interest bearing demand accounts, 55% were in low-cost savings, money market and NOW accounts and 15% were in time deposits.

For the quarter ended September 30, 2016, total revenues, consisting of net interest and dividend income plus noninterest income, were $4.6 million compared to $3.9 million a year ago, an increase of $687 thousand or 17.7% above the prior year’s third quarter. Net interest and dividend income increased $418 thousand or 14.2% primarily driven by a $685 thousand, or 25%, increase in interest and fees on loans. The increase was partially offset by the interest expense on subordinated debt of $137 thousand. Noninterest income increased by $269 thousand or 29.2%, primarily due to an increase in gain on sale of mortgages of $185 thousand, and an increase in other service charges and fees of $85 thousand. Gain on sale of loans sold in the third quarter was $607 thousand compared to $422 thousand for the third quarter ended September 30, 2015.

For the year-to-date ended September 30, 2016, total revenues, consisting of net interest and dividend income plus noninterest income, were $12.2 million compared to $11.0 million a year ago, an increase of $1.2 million or 11.2% above the year-to-date period ended September 30, 2015. Net interest and dividend income increased $1.2 million or 13.2% primarily driven by a $1.8 million, or 21.8%, increase in interest and fees on loans. The increase was partially offset by the interest expense on subordinated debt of $379 thousand. Noninterest income increased by $76 thousand or 3.3%, primarily due to an increase in gain on sale of mortgage loans of $243 thousand and an increase in other service charges and fees of $172 thousand. These were partially offset by a decrease in net revenue from mortgage loan servicing activities of $308 thousand. Mortgage loan servicing activities decreased $308 thousand due to a non-cash expense related to the decline in the mortgage servicing rights valuation. The decline in valuation is a result of the decline in long-term interest rates and related increase in implied prepayment rates. Gain on sale of loans sold for the year-to-date ended September 30, 2016 was $1.2 million compared to $971 thousand for the year-to-date ended September 30, 2015.

The Company’s quarter-to-date 2016 taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) was 2.90% compared to 2.97% for the comparable 2015 period. The Company’s yield on earning assets increased 11 basis points to 3.27%, while the cost of funds increased 25 basis points to 0.53% for the three months ended September 30, 2016 compared to the same period of 2015. The increase in cost of funds was primarily due to the interest on the subordinated debt issued in the fourth quarter of 2015.

Total noninterest expense for the third quarter 2016 was $3.7 million, an increase of $344 thousand or 10.2% above the third quarter of 2015. The increase was primarily driven by an increase in salary and benefits expense of $170 thousand and advertising and promotion costs of $104 thousand. The increases in these expenses are largely attributed to the new West Hartford branch. These were partially offset by decreases in professional fees of $54 thousand.

Total noninterest expense for the first nine months of 2016 was $10.6 million, an increase of $1.0 million or 10.6% above the comparable year-to-date 2015 period. The increase was primarily driven by increases in salary and benefits expense of $638 thousand, advertising and promotion costs of $143 thousand, occupancy costs of $101 thousand, and data processing fees of $97 thousand. These were partially offset by decreases in professional fees of $103 thousand.

Capital levels for The Simsbury Bank & Trust Company on September 30, 2016 remains comfortably above the regulatory “well-capitalized” designation. Capital ratios are calculated under Basel III rules, which became effective January 1, 2015.

Capital Ratios September 30, 2016
	Simsbury Bank & Trust Company	Regulatory Standard For Well-Capitalized
Tier 1 Leverage Capital Ratio	7.63%	5.00%
Tier 1 Risk-Based Capital Ratio	10.70%	8.00%
Total Risk-Based Capital Ratio	11.76%	10.00%
Common Equity Tier 1 Risk-Based Capital Ratio	10.70%	6.50%

Simsbury Bank is an independent, community bank for consumers and businesses based in Connecticut. Simsbury Bank Home Loans is a division of Simsbury Bank serving the home financing needs of consumers throughout Southern New England. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc. Its stock is traded on the OTCQX marketplace under the ticker symbol of SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
September 30, 2016, December 31, 2015 and September 30, 2015

(Dollars in thousands)

	9/30/2016	12/31/2015	9/30/2015
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$12,994	$8,933	$7,313
Interest-bearing deposits with Federal Reserve Bank of Boston and Federal Home Loan Bank
	6,418	19,795	5,919
Money market mutual funds	45	13	580
Federal funds sold	100	149	346
Cash and cash equivalents	19,557	28,890	14,158

Certificates of deposit	1,500	1,250	-

Investments in available-for-sale securities (at fair value)	63,611	71,517	71,816
Federal Home Loan Bank stock, at cost	1,977	2,047	3,074

Loans held-for-sale	8,238	2,167	6,892

Loans outstanding	396,280	326,723	307,323
Less allowance for loan losses	3,631	3,028	2,897
Loans, net	392,649	323,695	304,426

Premises and equipment, net	1,988	1,420	1,390
Accrued interest receivable	1,232	1,143	1,045
Bank owned life insurance	9,066	7,389	7,338
Other assets	5,120	5,262	5,021
Total other assets	17,406	15,214	14,794

TOTAL ASSETS	$504,938	$444,780	$415,160

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$128,000	$135,580	$115,105
Savings and NOW deposits	239,557	179,775	201,170
Time deposits	65,108	57,287	58,531
Total deposits	432,665	372,642	374,806

Securities sold under agreements to repurchase	3,193	1,915	2,722
Federal Home Loan Bank advances	29,000	31,500	5,500
Long-term subordinated debt	7,245	7,230	-
Other liabilities	1,854	1,751	1,717
Total liabilities	473,957	415,038	384,745

Stockholders' equity:
Preferred stock, senior non-cumulative perpetual, Series C, no par; 9,000 shares issued and outstanding at September 30, 2015;
	-	-	8,997
Common stock, no par value; authorized 2,000,000 shares; issued and outstanding 1,361,135 shares and 1,360,721 shares, respectively, at September 30, 2016; 1,360,591 shares and 1,360,177 shares, respectively, at December 31, 2015, and 908,660 shares and 908,246 shares, respectively, at September 30, 2015

	18,887	18,856	10,333
Retained earnings	11,609	11,288	11,134
Treasury stock, 414 shares	(7)	(7)	(7)
Unearned compensation- restricted stock awards	(95)	(206)	(254)
Accumulated other comprehensive income (loss)	587	(189)	212
Total stockholders' equity	30,981	29,742	30,415
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$504,938	$444,780	$415,160

SBT Bancorp, Inc. and Subsidiary
Condensed Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except for per share amounts)

	For the quarter ended		For the nine months ended
	9/30/2016	9/30/2015	9/30/2016	9/30/2015

Interest and dividend income:
Interest and fees on loans	$3,433	$2,748	$9,814	$8,057
Investment securities	359	393	1,130	1,235
Federal funds sold and overnight deposits	26	14	65	26
Total interest and dividend income	3,818	3,155	11,009	9,318

Interest expense:
Deposits	271	192	619	566
Repurchase agreements	2	1	5	3
Interest on long-term subordinated debt	137	-	379	-
Federal Home Loan Bank advances	36	8	134	35
Total interest expense	446	201	1,137	604

Net interest and dividend income	3,372	2,954	9,872	8,714

Provision for loan losses	305	65	606	145

Net interest and dividend income after provision for loan losses
	3,067	2,889	9,266	8,569

Noninterest income:
Service charges on deposit accounts	98	98	278	303
Gain on available-for-sale securities, net of writedowns	23	26	93	93
Other service charges and fees	293	208	733	561
Increase in cash surrender value of life insurance policies
	64	51	177	154
Mortgage loan servicing activities	41	48	(316)	(8)
Gain on sale of mortgages	607	422	1,214	971
Investment services fees and commissions	53	48	133	159
Other income	11	20	41	44
Total noninterest income	1,190	921	2,353	2,277

Noninterest expense:
Salaries and employee benefits	1,949	1,779	5,700	5,062
Occupancy expense	387	340	1,147	1,046
Equipment expense	111	104	317	306
Advertising and promotions	213	109	508	365
Forms and supplies	86	48	160	125
Professional fees	142	196	345	448
Directors' fees	53	66	160	180
Correspondent charges	83	67	228	187
FDIC Assessment	70	78	223	234
Data Processing Fees	219	198	628	531
Internet banking costs	75	52	221	157
Other expenses	338	345	1,001	975
Total noninterest expense	3,726	3,382	10,638	9,616

Income before income taxes	531	428	981	1,230
Income tax provision	100	75	93	185

Net income	$431	$353	$888	$1,045

Less: Preferred stock dividend and accretion	$-	$26	$-	$86

Net income available to common stockholders	$431	$327	$888	$959

Average shares outstanding, basic	1,352,263	890,190	1,350,725	889,473
Earnings per common share, basic	$0.32	$0.37	$0.66	$1.08

Average shares outstanding, assuming dilution	1,354,362	894,380	1,352,887	892,004
Earnings per common share, assuming dilution	$0.32	$0.37	$0.66	$1.08

CONTACT:
Simsbury Bank
Richard J. Sudol, 860-651-2057
860-408-4679 (fax)
SVP & CFO
rsudol@simsburybank.com